Exhibit 99

FOR RELEASE — JULY 20, 2005

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

Padmasree Warrior Joins Corning Board of Directors

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) has announced that Padmasree Warrior, executive vice president and chief technology officer of Motorola, Inc., today was appointed to the company’s board of directors.

The Corning board also determined that she qualifies as an independent director. She will serve on the Corning board effective immediately. Ms. Warrior will hold office until Corning’s annual meeting of shareholders on April 27, 2006 when it is expected that she will be nominated to serve a two-year term. Ms. Warrior’s appointment brings the number of Corning directors to 15. The size of the board has ranged from 13 to 18 directors since 1990.

Ms. Warrior, 44, brings a broad technology perspective to the Corning board. She joined Motorola in 1984 and has held many leadership positions. She was appointed vice president in 1999 and was elected a corporate officer in 2000.
Ms. Warrior was corporate vice president and chief technology officer for Motorola’s Semiconductor Products Sector, general manager of Thoughtbeam, Inc., a wholly owned subsidiary of Motorola, and corporate vice president and general manager of Motorola’s energy systems group. In her current role as executive vice president and chief technology officer, she is responsible for Motorola labs, the global software group, and emerging early-stage businesses. Ms. Warrior served on the Texas Governor’s Council for Digital Economy, and is a member of the Texas Higher Education Board review panel.

She received her M.S. degree in chemical engineering from Cornell University and a B.S. degree in chemical engineering from the Indian Institute of Technology (IIT) in New Delhi, India.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

###